Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER
OF FISCAL YEAR 2020

Watseka, Illinois, April 29, 2020 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $810,000, or $0.27 per basic share and $0.26 per diluted share, for the three months ended March 31, 2020, compared to net income of $804,000, or $0.24 per basic and diluted share, for the three months ended March 31, 2019.  For the three months ended March 31, 2020, net interest income was $4.6 million compared to $4.4 million for the three months ended March 31, 2019.  We recorded a provision for loan losses of $282,000 for the three months ended March 31, 2020, compared to a provision for loan losses of $61,000 for the three months ended March 31, 2019.
The Company’s first quarter financial condition and results of operations reflect a small negative impact from the COVID-19 pandemic through an increased provision for credit losses. While we have not yet experienced any charge-offs related to COVID-19, our allowance for loan losses calculation and resulting provision for credit losses were impacted by changes in forecasted economic conditions.  Should economic conditions worsen, we could experience further increases in our required allowance for loan losses and record additional credit loss expense. Although it is not possible to know the full impact of the COVID-19 pandemic at this time, we have disclosed below additional potential material effects of the COVID-19 pandemic of which we are aware.
“The Company’s response during the COVID-19 crisis has been to focus on ensuring the health and safety of its employees, helping its clients navigate a challenging and rapidly changing economic environment, and supporting the Bank’s communities” said Walter H. Hasselbring, III, President and CEO of the Company. “At the same time, we are very mindful of the fiduciary responsibility that we have to our shareholders.  We believe we can continue to support and lend to our clients and manage the impact of a weaker economy, while continuing our strategy of long-term growth.”
Interest and dividend income increased to $6.8 million for the three months ended March 31, 2020, from $6.7 million for the three months ended March 31, 2019.  Interest expense decreased to $2.2 million for the three months ended March 31, 2020, from $2.3 million for the three months ended March 31, 2019.  Our interest income could be reduced in the future due to COVID-19. In keeping with guidance from regulators, we are actively working with COVID-19 affected borrowers to defer their payments, interest, and fees. While interest and fees will still accrue to income, through normal GAAP accounting, should eventual credit losses on these deferred payments emerge, interest income and fees accrued would need to be reversed. In such a scenario, interest income in future periods could be negatively impacted
Non-interest income increased to $1.2 million for the three months ended March 31, 2020, from $768,000 for the three months ended March 31, 2019.  Our fee income could be reduced due to the effects of COVID-19.  We are working with COVID-19 affected customers by temporarily waiving fees when appropriate, including insufficient funds and overdraft fees, and ATM fees. At this time, we do not anticipate a material impact on our fee income.
Non-interest expense increased to $4.4 million for the three months ended March 31, 2020, from $4.1 million for the three months ended March 31, 2019.  Provision for income tax increased to $316,000 for the three months ended March 31, 2020, from $286,000 for the three months ended March 31, 2019.
The Company announced unaudited net income of $2.9 million, or $0.92 per basic share and $0.90 per diluted share for the nine months ended March 31, 2020, compared to $2.5 million, or $0.72 per basic share and $0.71 per diluted share for the nine months ended March 31, 2019.  For the nine months ended March 31, 2020, net interest income was $13.5 million compared to $13.4 million for the nine months ended March 31, 2019.  We recorded a provision for loan losses of $198,000 for the nine months ended March 31, 2020, compared to a provision for loan losses of $436,000 for the nine months ended March 31, 2019.  Interest and dividend income increased to $20.6 million for the nine months ended March 31, 2020, from $19.8 million for the nine months ended March 31, 2019.  Interest expense increased to $7.1 million for the nine months ended March 31, 2020 from $6.4 million for the nine months ended March 31, 2019.  Non-interest income increased to $3.5 million for the nine months ended March 31, 2020, from $3.1 million for the nine months ended March 31, 2019.  Non-interest expense increased to $12.8 million for the nine months ended March 31, 2020 from $12.6 million for the nine months ended March 31, 2019.  Provision for income tax increased to $1.1 million for the nine months ended March 31, 2020, from $910,000 for the nine months ended March 31, 2019.

Total assets at March 31, 2020 were $684.2 million compared to $723.9 million at June 30, 2019.  Cash and cash equivalents decreased to $6.9 million at March 31, 2020, from $59.6 million at June 30, 2019.  Investment securities increased to $152.9 million at March 31, 2020, from $146.3 million at June 30, 2019.  Net loans receivable increased to $494.5 million at March 31, 2020, from $487.8 million at June 30, 2019.  Deposits decreased to $533.1 million at March 31, 2020, from $607.0 million at June 30, 2019.  The large decreases in total assets, cash and cash equivalents, and deposits were due to approximately $55.3 million in deposits from a public entity that collects real estate taxes that was included in deposits at June 30, 2019 and then subsequently withdrawn when tax monies were distributed.  Total borrowings, including repurchase agreements, increased to $61.9 million at March 31, 2020 from $26.0 million at June 30, 2019.  Stockholders’ equity decreased to $79.4 million at March 31, 2020 from $82.5 million at June 30, 2019.  Equity decreased due to the repurchase of 337,876 shares of common stock at an aggregate cost of approximately $7.5 million and the accrual of approximately $973,000 in dividends to our shareholders, of which about half were paid on April 10, 2020, partially offset by net income of $2.9 million, an increase of $2.0 million in accumulated other comprehensive income, net of tax, and ESOP and stock equity plan activity of $482,000.
As of March 31, 2020, all of our capital ratios were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an extended economic recession brought about by COVID-19, our reported and regulatory capital ratios could be adversely impacted by credit losses.
We maintain access to multiple sources of liquidity. Wholesale funding markets have remained open to us, but rates for short term funding have recently been volatile as a result of the COVID-19 pandemic.  If funding costs are elevated for an extended period of time, it could have an adverse effect on our net interest margin. If an extended recession caused large numbers of our deposit customers to withdraw their funds, we might become more reliant on volatile or more expensive sources of funding.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; the effects of government actions taken as a result of the COVID-19 pandemic; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2020	2019	2020	2019
	(unaudited)
Interest and dividend income	$6,799	$6,713	$20,596	$19,790
Interest expense	2,209	2,269	7,079	6,393
Net interest income	4,590	4,444	13,517	13,397
Provision (credit) for loan losses	282	61	198	436
Net interest income after provision for loan losses	4,308	4,383	13,319	12,961
Non-interest income	1,172	768	3,461	3,089
Non-interest expense	4,354	4,061	12,803	12,615
Income before taxes	1,126	1,090	3,977	3,435
Income tax expense	316	286	1,103	910

Net income (loss)	$810	$804	$2,874	$2,525

Earnings (loss) per share (1)
Basic	$0.27	$0.24	$0.92	$0.72
Diluted	$0.26	$0.24	$0.90	$0.71
Weighted average shares outstanding (1)
Basic	3,038,060	3,359,605	3,128,823	3,519,158
Diluted	3,089,722	3,405,354	3,182,563	3,576,630
			footnotes on following page

Performance Ratios
	For the Nine Months Ended March 31, 2020	For the Year Ended June 30, 2019
	(unaudited)
Return on average assets	0.56%	0.53%
Return on average equity	4.82%	4.41%
Net interest margin on average interest earning assets	2.75%	2.78%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At March 31, 2020	At June 30, 2019
	(unaudited)
Assets	$684,181	$723,870
Cash and cash equivalents	6,875	59,600
Investment securities	152,948	146,291
Net loans receivable	494,517	487,774
Deposits	533,130	607,023
Borrowings and repurchase agreements	61,904	26,015
Total stockholders’ equity	79,432	82,461
Book value per share (2)	24.51	23.05
Average stockholders’ equity to average total assets	11.65%	12.10%

Asset Quality
(Dollars in thousands)
	At March 31, 2020	At June 30, 2019
	(unaudited)
Non-performing assets (3)	$1,103	$1,545
Allowance for loan losses	6,474	6,328
Non-performing assets to total assets	0.16%	0.21%
Allowance for losses to total loans	1.29%	1.28%
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(1)  Shares outstanding do not include ESOP shares not committed for release.
(2)  Total stockholders’ equity divided by shares outstanding of 3,240,376 at March 31, 2020, and 3,578,252 at June 30, 2019.
(3)  Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.